                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549


                                 SCHEDULE 13G
                               (Rule 13d - 102)


                             INFORMATION STATEMENT
                       PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934



                        FIREARMS TRAINING SYSTEMS, INC.
    -----------------------------------------------------------------------
                                (Name of Issuer)


                   Class A Common Stock, $.000006 par value
    -----------------------------------------------------------------------
                        (Title of Class of Securities)



                                  318120-10-2
                       ---------------------------------
                                (CUSIP Number)

-----------------------                                  ---------------------
 CUSIP NO. 318120-10-2                  13G                PAGE 2 OF 13 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    Centre Partners II LLC
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      13-386-6629
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
        Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          11,165,241
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          11,165,241
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      11,165,241

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      54.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      OO

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
 CUSIP NO. 318120-10-2                  13G                PAGE 3 OF 13 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    Centre Capital Investors II. L.P.
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      13-386-6796
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
        Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          7,266,811
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          7,266,811
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      7,266,811

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      35.6%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
 CUSIP NO. 318120-10-2                  13G                PAGE 4 OF 13 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    Centre Partners Coinvestment, L.P.
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
      13-386-6622
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
        Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,074,961
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,074,961
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,074,961

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      5.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
 CUSIP NO. 318120-10-2                  13G                PAGE 5 OF 13 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    Centre Capital Tax-exempt Investors II, L.P.
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      13-387-6593
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
        Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          812,370
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          812,370
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      812,370

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      4.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
 CUSIP NO. 318120-10-2                  13G                PAGE 6 OF 13 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    Centre Capital Offshore Investors II. L.P.
      OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      13-388-2505
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
        Bermuda

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,439,918
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,439,918
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,439,918

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      7.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
 CUSIP NO. 318120-10-2                  13G                PAGE 7 OF 13 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    Centre Partners Management LLC
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      13-386-6630
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
        Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          9,519,009
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          9,519,009
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      9,519,009

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      46.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      OO

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------                            --------------------------
  CUSIP NO.318120-10-2                 13G                 PAGE 8 OF 13 PAGES
--------------------------                            --------------------------

Item 1(a).     Name of Issuer
               --------------

               Firearms Training Systems, Inc.

Item 1(b).     Address of Issuer's Principal Executive Offices
               -----------------------------------------------

               7340 McGinnis Ferry Road
               Suwanee, Georgia 30174

Item 2(a).     Name of Person Filing
               ---------------------

               Centre Partners II LLC

Item 2(b).     Address of Principal Business Office
               ------------------------------------

               30 Rockefeller Plaza
               New York, New York  10020

Item 2(c).     Citizenship
               -----------

               Delaware

Item 2(d).     Title of Class of Securities
               ----------------------------

               Class A Common Stock, par value $.000006

Item 2(e).     CUSIP Number
               ------------

               318120-10-2

Item 3.        If this statement is filed pursuant to Rule 13d-l(b) or 13d-2(b),
               -----------------------------------------------------------------
               check whether the person filing is a:
               ------------------------------------

               (a) [_]  Broker or dealer registered under Section 15 of the Act,

               (b) [_]  Bank as defined in Section 3(a)(6) of the Act,

               (c) [_] Insurance Company as defined in Section 3(a)(19) of the Act,

               (d) [_] Investment Company registered under Section 8 of the Investment Company Act,

               (e) [_] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,

               (f) [_] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),

               (g) [_] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G), see Item 7,

--------------------------                            --------------------------
  CUSIP NO.318120-10-2                13G                 PAGE 9 OF 13 PAGES
--------------------------                            --------------------------

               (h) [_]  Group, in accordance with Rule 13-1(b)(1)(ii)(H).

Item 4.        Ownership
               ---------

               See the responses to Items 5 - 9 and 11 on each of pages 2 - 7 hereof for ownership information with respect to each reporting person.

               Centre Partners II LLC ("Centre Partners") is the general partner of Centre Partners Coinvestment, L.P. and the general partner of the general partner of Centre Capital Investors II, L.P., Centre Capital Tax-exempt Investors II, L.P. and Centre Capital Offshore Investors II, L.P., which are the holders of record of the following amounts:

                    Centre Partners Coinvestment, L.P.               1,074,961
                    Centre Capital Investors II, L.P.                7,266,811
                    Centre Capital Tax-exempt Investors II, L.P.       812,370
                    Centre Capital Offshore Investors II, L.P.       1,439,918
                                                                    ----------
                              TOTAL                                 10,594,060

               In addition, pursuant to certain co-investment arrangements, Centre Partners has been delegated voting and dispositive power with respect to an additional 571,181 shares of Class A Common Stock. Thus, Centre Partners may be deemed to beneficially own and have voting and dispositive power over a total of 11,165,241 shares.

               Pursuant to a Management Agreement, Centre Partners Management LLC ("Centre Management") has been delegated voting and dispositive power with respect to shares owned by Centre Capital Investors II, L.P., Centre Capital Offshore Investors II, L.P. and Centre Capital Tax-exempt Investors II, L.P., which are the holders of record of the following amounts:

                    Centre Capital Investors II, L.P.               7,266,811
                    Centre Capital Tax-exempt Investors II, L.P.      812,370
                    Centre Capital Offshore Investors II, L.P.      1,439,918
                                                                    ---------
                              TOTAL                                 9,519,099

               Thus, Centre Management has been delegated voting and dispositive power with respect to a total of 9,519,099 shares.

               The Managing Directors of each of Centre Partners and Centre Management are Messrs. Jonathan H. Kagan, Lester Pollack, Bruce G. Pollack and David Golub. The business address for each of them is c/o Centre Partners Management LLC, 30 Rockefeller Plaza, New York, New York 10020 and each is a citizen of the United States.

Item 5.        Ownership of Five Percent or Less of a Class
               --------------------------------------------

               Not applicable

Item 6.        Ownership of More than Five Percent on Behalf of Another Person
               ---------------------------------------------------------------

               Not applicable

Item 7.        Identification and Classification of the Subsidiary Which
               ---------------------------------------------------------
               Acquired the Security Being Reported on By the Parent Holding
               -------------------------------------------------------------
               Company
               -------

               Not applicable

--------------------------                            --------------------------
  CUSIP NO.318120-10-2                13G                 PAGE 10 OF 13 PAGES
--------------------------                            --------------------------

Item 8.        Identification and Classification of Members of the Group
               ---------------------------------------------------------

               This group has filed this Schedule 13G pursuant to Rule 13d-1(c) and the identity of each member of the group is stated in Exhibit B attached hereto.

Item 9.        Notice of Dissolution of Group
               ------------------------------

               Not applicable

Item 10.       Certification
               -------------

               Not applicable

-------------------------                                -----------------------
  CUSIP NO. 318120-10-2               13G                  PAGE 11 OF 13 PAGES
-------------------------                                -----------------------


                                   SIGNATURE

          After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:    February 14, 1997

                    CENTRE PARTNERS II LLC


                    By: /s/ Jonathan H. Kagan
                        ---------------------------------
                         Jonathan H. Kagan,
                         Managing Director


                    CENTRE CAPITAL INVESTORS II, L.P.

                    CENTRE CAPITAL TAX-EXEMPT INVESTORS II, L.P.

                    CENTRE CAPITAL OFFSHORE INVESTORS II, L.P.
                    By:  Centre Partners II, L.P., as its General Partner
                         By:  Centre Partners Management LLC, as attorney-in-
                              fact

                             By: /s/ Jonathan H. Kagan
                                 ------------------------------------
                                 Jonathan H. Kagan, Managing Director

                    CENTRE PARTNERS COINVESTMENT II, L.P.
                    By:  Centre Partners II LLC., as its General Partner

                             By: /s/ Jonathan H. Kagan
                                 ------------------------------------
                                 Jonathan H. Kagan, Managing Director


                    CENTRE PARTNERS MANAGEMENT LLC


                    By: /s/ Jonathan H. Kagan
                        ------------------------------------
                        Jonathan H. Kagan, Managing Director

-------------------------                                -----------------------
  CUSIP NO. 318120-10-2               13G                  PAGE 12 OF 13 PAGES
-------------------------                                -----------------------


                                                                       EXHIBIT A
                                                                       ---------

                       AGREEMENT REGARDING JOINT FILING
                       --------------------------------

          The undersigned hereby agree and consent to the joint filing on their behalf of this Schedule 13G in connection with their beneficial ownership of the Class A Common Stock of Firearms Training Systems, Inc.


Dated:    February 14, 1997

                    CENTRE PARTNERS II LLC


                    By:  /s/ Jonathan H. Kagan
                        ---------------------------------
                         Jonathan H. Kagan,
                         Managing Director


                    CENTRE CAPITAL INVESTORS II, L.P.

                    CENTRE CAPITAL TAX-EXEMPT INVESTORS II, L.P.

                    CENTRE CAPITAL OFFSHORE INVESTORS II, L.P.
                    By:  Centre Partners II, L.P., as its General Partner
                         By:  Centre Partners Management LLC, as attorney-in-
                              fact

                             By: /s/ Jonathan H. Kagan
                                 --------------------------------------
                                 Jonathan H. Kagan, Managing Director

                    CENTRE PARTNERS COINVESTMENT II, L.P.
                    By:  Centre Partners II LLC., as its General Partner

                             By: /s/ Jonathan H. Kagan
                                 --------------------------------------
                                 Jonathan H. Kagan, Managing Director


                    CENTRE PARTNERS MANAGEMENT LLC


                    By: /s/ Jonathan H. Kagan
                        --------------------------------------
                        Jonathan H. Kagan, Managing Director

-------------------------                                -----------------------
  CUSIP NO. 318120-10-2               13G                  PAGE 13 OF 13 PAGES
-------------------------                                -----------------------


                                                                       EXHIBIT B
                                                                       ---------

           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
           ---------------------------------------------------------

                 This exhibit is filed in response to Item 8.



1.   Centre Partners II LLC
     30 Rockefeller Plaza
     New York, New York 10020

2.   Centre Capital Investors II, L.P.
     30 Rockefeller Plaza
     New York, New York  10020


3.   Centre Partners Coinvestment, L.P.
     30 Rockefeller Plaza
     New York, New York  10020


4.   Centre Capital Tax-exempt Investors II, L.P.
     30 Rockefeller Plaza
     New York, New York 10020


5.   Centre Capital Offshore Investors II, L.P.
     c/o Reid Management Limited
     Cedar House
     41 Cedar House
     Hamilton, Bermuda  HM12


6.   Centre Partners Management LLC
     30 Rockefeller Plaza
     New York, New York 10020